EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Poniard Pharmaceuticals, Inc.:

We consent to the use of our report dated February 28, 2006, with respect to the consolidated balance sheets of Poniard Pharmaceuticals, Inc. (the “Company” and formerly NeoRx Corporation) as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2005, incorporated herein by reference.

Our report dated February 28, 2006 contains an explanatory paragraph that states that the Company has suffered recurring losses, has had significant recurring negative cash flows from operations, and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do no include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Seattle, Washington
July 19, 2006